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             United States Securities and Exchange Commission
                          Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(check one)

_X_  Form 10-K and Form 10-KSB
___  Form 20-F
___  Form 11-K
___  Form 10-Q and Form 10-QSB
___  Form N-SAR

For Period Ended :  December 31, 1997

___  Transition Report on Form 10-K
___  Transition Report on Form 20-F
___  Transition Report on Form 11-K
___  Transition Report on Form 10-Q
___  Transition Report on Form N-SAR
___  Money Market Fund Rule 30b3-1 Filing

For the Transition Period Ended: _____________________________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, Identify the Item(s) to which the notification relates.

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
PART 1 - REGISTRANT INFORMATION

Full Name of Registrant:        Metaline Mining & Leasing Company, Inc.
Former Name if Applicable:
Address of Principal Executive Office:   601 W. Main Avenue, Suite 714

City, State and Zip Code:           Spokane, WA 99201-0677

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b)[23,047], the following should be completed. (Check box if appropriate.)

___        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                effort or expense;
_X_        (b)  The subject annual report, semi-annual report, transition report, on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar
                day following the prescribed due date; or the subject
                quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the
                prescribed due day; and
___        (c)  The accountant's statement or other exhibit required by
                Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

(State below in reasonable detail why the Form 10-K and Form 10-KSB, 11-K, 10-Q, or filing made by a money market fund pursuant to Rule 30b3-1 and Form 10-QSBl, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.)


Due to computer lockup, the Company was unable to retrieve this information in a timely manner.



PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Gregory B. Lipsker
     601 W. Main, Suite 714
     Spokane, WA 99201-0677          (509)                  455-9077
     _______________________      ____________        _____________________
     (Name)                        (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d)
     of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).
                                                           ___ Yes  _X_ No
     Form 10Q for the 1st and 2nd quarter of 1997
     ________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          ___ Yes  _X_ No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                                 SIGNATURE

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Metaline Mining & Leasing Company, Inc.
_________________________________________
(Name of Company)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


By: /s/ Gregory B. Lipsker                     Date:  March 31, 1998
_____________________________________    ______________________________
Gregory B. Lipsker
Title:  President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is singed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.